Performance Share Unit Agreement
This Performance Share Unit Agreement (this "Agreement") is made and entered into as of xxxxxx, 2019 (the "Grant Date") by and between HomeStreet, Inc., a Washington corporation (the "Company") and [EXECUTIVE NAME] (the "Grantee").
WHEREAS, the Company has adopted the HomeStreet, Inc. 2014 Equity Incentive Plan (the "Plan") pursuant to which Performance Share Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Performance Share Units. Pursuant to Sections 7.3 and 7.4 of the Plan, the Company hereby grants to the Grantee an Award for a target number [NUMBER] Performance Share Units (the "Target Award"). Each Performance Share Unit ("PSU") represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period will be determined by the level of achievement of the Performance Goal(s) in accordance with Exhibit I attached hereto. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.    Performance Period. For purposes of this Agreement, the term "Performance Period" shall be the period commencing on January 1, 2019 and ending on December 31, 2021.
3.    Performance Goals.
3.1    The number of PSUs earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goal(s) in accordance with Exhibit I. All determinations of whether Performance Goal(s) have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.
3.2    Promptly following completion of the Performance Period (and within the calendar year following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved, and (b) the number of PSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
4.    Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the date the Committee certifies the achievement of the Performance Goal(s) in accordance with Section 3.2, subject to (a) the achievement of the minimum threshold Performance Goal(s) for payout set forth in Exhibit I attached hereto, and (b) the Grantee's Continuous Service from the Grant Date through the date the Committee certifies the achievement of the Performance Goal(s) in accordance with Section 3.2. The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goal(s) set forth in Exhibit I and shall be rounded to the nearest whole PSU.
5.    Termination of Continuous Service.
5.1    Except as otherwise expressly provided in this Agreement, if the Grantee's Continuous Service terminates for any reason at any time before all of his or her PSUs have vested, the Grantee's unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.
5.2    Notwithstanding Section 5.1, if the Grantee's Continuous Service terminates during the Performance Period as a result of the Grantee's death or Disability that qualifies within the meaning of Section 409A(a)(2)(C) of the Code, the Grantee will vest in a pro rata portion of the PSUs, to the extent PSUs would be vested in accordance with Sections 3.2 and 4 but based on actual performance during the full quarters employed during the Performance Period (such Performance Period and the applicable Performance Goal(s) shall be shortened and/or adjusted accordingly). The pro rata fraction will be calculated by multiplying the PSUs thus vested by a fraction, the numerator of which equals the number of full months that the Grantee was employed during the Performance Period and the denominator of which equals 36. The PSUs shall be settled within the calendar year in which the Grantee's death or Disability occurs or (to the extent permitted by Section 409A of the Code) if later, the 15th day of the third month following the Grantee's death or Disability.
5.3    Notwithstanding Section 5.1, if the Grantee's Continuous Service terminates during the Performance Period as a result of the Grantee's retirement on or after age 65, the Grantee will vest at the end of the Performance Period in a pro rata portion of the PSUs in accordance with Sections 3.2 and 4 subject to achievement of the Performance Goal(s) as if the Grantee's Continuous Service had not terminated. The pro rata portion will be calculated by multiplying the PSUs thus vested by a fraction, the numerator of which equals the number of full months that the Grantee was employed during the Performance Period and the denominator of which equals 36. The PSUs shall be settled within the calendar year following the end of the Performance Period.
6.    Effect of a Change in Control. If (a) there is a Change in Control during the Performance Period, (b) the Grantee's Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason (each, a “Qualifying Termination”), (c) such Qualifying Termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and (d) the Grantee's date of termination occurs (or in the case of the Grantee's termination of Continuous Service for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Change in Control, all outstanding PSUs shall vest at Target Award levels on the effective date of the Qualifying Termination and shall be paid no later than sixty (60) days following such date. If there is a Change in Control during the Performance Period, and the Surviving Company declines to formally assume the Company’s obligations under this Plan or does not place the Participant in a similar plan with no diminution of the value of the Awards, all outstanding PSUs shall vest at Target Award levels on the effective date of the Change in Control and shall be paid no later than sixty (60) days following such Change in Control.
7.    Payment of PSUs. Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date and certification under Section 3.2, but in any event within the calendar year following the end of the Performance Period. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
8.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.
9.    Rights as Shareholder; Dividend Equivalents.
9.1    Except as otherwise provided herein, the Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights.
9.2     If, prior to the settlement date, the Company declares a cash dividend on the shares of Common Stock, then, on the payment date of the dividend, the Grantee shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Grantee for each PSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be withheld by the Company for the Grantee and interest may be credited on the Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the PSUs to which they are attributable and shall be paid on the same date and to the extent that the PSUs to which they are attributable are settled in accordance with Section 7 hereof. Dividend Equivalents shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents and interest, if any.
9.3    Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).
10.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's Continuous Service at any time, with or without Cause.
11.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.
12.    Tax Liability and Withholding.
12.1    The Company shall satisfy any federal, state or local tax withholding obligation through withholding shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs. Such withheld shares shall be valued based on the closing price of the shares of Common Stock on the trading day prior to the date the withholding obligations are satisfied. Furthermore, the Grantee agrees to tender a cash payment to the Company to satisfy any withholding obligations that cannot be satisfied by the foregoing methods.
12.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.
13.    Non-competition and Non-solicitation; Termination for Cause.
If the Grantee materially breaches any non-competition, nonsolicitation, or confidentiality agreement to which the Grantee is subject, or the Grantee is terminated for Cause:
(a)    all Performance Stock Units shall be immediately forfeited; and
(b)    the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
14.    Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
15.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
16.    Governing Law. This Agreement will be construed and interpreted in accordance with the applicable state laws without regard to conflict of law principles.
17.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
18.    PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
20.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. In the event of a conflict between provisions of this Agreement and the provisions of existing employment agreements in effect between the Company and a Grantee from to time, the provisions of existing employment agreements shall govern.
21.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Except as otherwise provided in separate employment agreements which may exist between the Company and a Grantee from time to time, any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.
22.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement or under separate employment agreements which may exist between the Company and a Grantee from time to time, without the Grantee's consent.
23.    Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. If you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code as of the date of your “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code; provided, however, that if you die prior to the day following the expiration of such six (6) month period, such six (6) month plus one day period shall be replaced by the date of the Company’s first regular payroll period following the date of your death.
24.    No Impact on Other Benefits. The value of the Grantee's PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
25.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
26.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
27.    IN WITNESS WHEREOF, the Grantee has executed this Agreement as of the date first above written.

[EXECUTIVE NAME]
By: _____________________ Date: ____________________

EXHIBIT 1

Performance Period
The Performance Period shall commence on January 1, 2019 and end on December 31, 2021.

Performance Measures
The number of PSUs earned shall be determined by reference to the Company’s Total Shareholder Return (TSR) performance relative to the TSR performance of the component companies of the KBW Regional Bank Index (“KRX” or the “peer group”). TSR is calculated as the change in share price from January 1, 2019 to December 31, 2021, using a 20-day trading average (November 30, 2018 through December 31, 2018 at the beginning of the Performance Period and December 3, 2021 through December 31, 2021 at the end of the Performance Period to take into consideration fluctuations in market), as adjusted for dividends paid during the Performance Period, assuming that all dividends are reinvested in shares on the date paid. The peer group will consist of all companies included in the KRX at the end of the Performance Period (excluding the Company itself, if it happens to be a component company on that date).

Determining PSUs Earned
Except as otherwise provided in the Plan or the Agreement, the number of PSUs earned with respect to the Performance Period shall be determined as follows:

	Threshold	Target	Maximum
Relative TSR Performance*	25th percentile	50th % percentile	≥75th % percentile
Payout as % of Target	50%	100%	150%
Number of PSUs Earned	_________	_________	_________
*As defined by the KRX peer group at the end of the Performance Period.

For relative TSR between Threshold and Target performance, or between Target and Maximum performance, the payout will be a linear interpolation rounded to the nearest whole number of shares. If relative TSR for the Performance Period is less than the 25th percentile, no PSUs will be earned (unless already awarded due to death or disability based on a shortened Performance Period). Additionally, if the Company’s absolute TSR over the Performance Period is negative, the earned PSUs will not exceed Target payout, regardless of the relative TSR performance results.

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